Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES PRELIMINARY (UNAUDITED)
2010 YEAR-END RESULTS

RECORDS NON-CASH ACCOUNTING ADJUSTMENT
FOR COMPLETION OF T-38 PROGRAM

TOTAL CONTRACT AWARDS FOR 2010 WERE A RECORD $61.7 MILLION

Edgewood, NY – January 20, 2011 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced preliminary (UNAUDITED) results for the year-ended December 31, 2010, and related non-cash accounting adjustments that impact these results.  The Company plans to issue its final results for the year on or about March 9, 2011.

Pre-Adjustment 2010 Year-End Results (UNAUDITED)
•	Revenue will be approximately $50.5 million;
•	Gross margin will be approximately 26.9%;
•	Pre-tax income will be approximately $7.5 million;
•	Net income will be approximately $5.0 million; and,
•	Total contract awards for the year were a record $61.7 million.

Edward J. Fred, CPI Aero’s CEO & President, stated, “Our preliminary, unaudited, pre-adjusted results demonstrate that we met our projections for 2010. However, in January 2011, the Department of Defense (“DOD”) opted to terminate the T-38 program one release earlier than expected, and this is causing the Company to revise its revenue estimates.  This non-cash adjustment is a GAAP change in estimate, and conforms to the procedures used for the percentage of completion method (“POC”) of accounting.”

He added, “The DOD placed purchase orders for 9 of the 10 projected years of the T-38 program.  By not placing an order for the final release on the program, the value of the contract approximated $56 million, instead of the $61 million contract that CPI Aero had estimated.  This program was accounted for using POC. In accordance with GAAP, POC permits a company to develop “Estimates at Completion” (EAC) for the life of the program.  At the time of the contract start in 2001, we applied a more conservative approach, projecting only one fiscal year ahead of what was on firm delivery orders, versus developing an EAC for a 10-year period.”

Mr. Fred continued, “The method used for the T-38 contract resulted in a revenue adjustment based on a change in estimate.  We currently have two other contracts subject to early termination/completion that are accounted for in a similar manner on which, based on current facts, we have also adjusted revenue based on changes in estimate.  Such adjustments have the effect of eliminating the possibility of similar revenue adjustments on these ongoing contracts in future years.  In addition, on all but these three contacts, if a program is terminated early, there would not be a significant revenue adjustment, as the current estimates reflect only revenue for orders released by the customer.  The impact on 2010’s results is as follows:

Post-Adjustment 2010 Year-End Results (UNAUDITED)
•	Revenue will be approximately $43.3 million;
•	Gross margin will be approximately 14.7%;
•	Pre-tax income will be approximately $900,000; and,
•	Net income will be approximately $600,000.”

Mr. Fred concluded, “It is important to focus upon the following points:

•	Pre-adjustment, CPI Aero achieved its guidance levels, as anticipated;
•
These adjustments do not impact our guidance provided for 2011 and 2012. For 2011 we continue to expect revenue to be in the range of $78 million to $81 million, with resulting net income in the range of $9.2 million to $9.5 million.  In addition, we estimate that for 2012, revenue should be in the range of $88 million to $91 million, with resulting net income in the range of $11 million to $12 million;

•	The 3-year, compounded annual growth rate provided by CPI Aero in 2008, for both revenue and net income, is still intact and unadjusted;
•
The 2010 pre-adjusted results included only $550,000 of revenue from these three programs, so the impact was minimal at best, and would not have impacted our ability to attain our guidance levels. In fact, the margin contributed by these jobs was negative, so net income would have been higher had they not been included in the results;

•	Our 2011 and 2012 guidance did not anticipate any revenue from these three programs; and,
•	Contract awards for 2010 of $61.7 million set a new record which we expect to build upon.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call on Friday, January 21, 2011 at 8:45 am ET to address these results. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 689-8337.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the E-2D Hawkeye surveillance aircraft, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, MH-53 and CH-53 variant helicopters, the Gulfstream G650, C-5A Galaxy cargo jet, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet.  CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel
Cheif Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631)586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com